Exhibit 10.45

ASPEN NEUROSCIENCES, INC.

EQUITY AWARD TERMS AMENDMENT AGREEMENT

This Equity Award Terms Amendment Agreement (this “Agreement”) is made and entered into by and between Aspen Neurosciences, Inc., a Delaware corporation (the “Company”), and Damien McDevitt, Ph.D. (the “Optionee”), effective as of November 26, 2025 (the “Effective Date”).

RECITALS

WHEREAS, on March 24, 2021 (the “Grant Date”), the Optionee was granted an option to purchase 1,850,073 shares of the Company’s common stock (the “2021 Option”).

WHEREAS, the 2021 Option was granted to Optionee under the Company’s 2018 Stock Plan (the “Plan”) pursuant to a Notice of Grant of Stock Option (the “Notice”) and related Stock Option Agreement (together with the Notice, the “2021 Option Agreement”).

WHEREAS, the 2021 Option was eligible to vest contingent upon the achievement of performance milestones.

WHEREAS, the Company and Optionee desire to amend the 2021 Option pursuant to this Agreement in each case effective as of the Effective Date (the “2021 Option Amendment”) in order to amend certain of the performance milestones

WHEREAS, the Company and the Optionee also desire to set forth their mutual agreement that all other prior and any future grants of stock options to the Optionee to purchase the Company’s common stock (“Options”), including but not limited to the 2021 Option, and including any early exercised issued unvested shares subject to such Options shall be eligible for single-trigger vesting acceleration, as provided below, subject to Optionee’s continued services with the Company through the date of a Change in Control (as defined in the Plan) (the “Single Trigger Vesting”).

WHEREAS, the Board of Directors of the Company has approved the 2021 Option Amendment for the 2021 Option and the Single Trigger Vesting for all Options (together, the “Option Amendments”) subject to Optionee’s consent to this Agreement.

AGREEMENT

1.
2021 Option Amendment. The three remaining performance vesting milestones set forth in the 2021 Option Agreement (one of the four original milestones was previously achieved in May 2022) are hereby amended and restated in their entirety and replaced with the following revised performance milestones, effective as of the date hereof, and Revised Milestone 2 is confirmed by the Company as having been attained and the shares subject to vesting upon attainment of Revised Milestone 2 are vested in full as of the Effective Date, so that as of the date of this Agreement only Revised Milestone Number 1 and Revised Milestone Number 3 are unmet and applicable for vesting of the 2021 Option:

Revised Milestone Number	Revised Milestone
1	Enrollment of 1st patient in Phase 2 or Phase 3 Trial Ready Cohort (TRC)
2	Board approved equity financing of at least $75 million
3

Receipt of a bona fide written offer from a third party to acquire the Corporation (or substantially all material assets of the Corporation) following which the Board determines in good faith to enter into exclusivity with such third party on such terms (or more favorable terms)

2.
Future Awards. It is hereby agreed by and among the parties hereto that the terms of the Options, whether previously granted or granted in the future to the Optionee by the Company (and including for the avoidance of doubt the terms of any previously issued and unvested shares pursuant to an early exercise of any Options that were or are to be granted to Optionee, whether or not currently held by Optionee or any trust, family member or trust for the benefit thereof) shall include the following Single-Trigger Vesting terms:

“Notwithstanding anything to the contrary, if the Corporation consummates a Change in Control (as defined in the Plan), then 100% of the unvested portion of such [option/shares] shall be fully vested [and exercisable] immediately prior to (but conditioned upon) such Change in Control, subject to the Participant’s continued Service through the date of the Change in Control.”

3.
Continuation of Other Terms. Except as set forth herein, all other terms and conditions of the Options (including any unvested shares subject to previously exercised Options) shall remain in full force and effect except as modified by the Option Amendment.
4.
Effectiveness. This Agreement shall become effective and binding upon the execution hereof by the Company and Optionee.
5.
Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A facsimile, telecopy, electronic document or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile, e-mail, or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes.

6.
Future Requests. At any time or from time to time, the Optionee shall, at the request of the Company, execute and deliver any further instruments or documents and take all such further actions as are reasonably requested of Optionee in order to consummate and make effective any provision of this Agreement.
7.
Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first set forth above.

COMPANY: ASPEN NEUROSCIENCE, INC. By: /s/ Randy Socol Name: Randy Socol Title: Secretary
OPTIONEE: /s/ Damien McDevitt Damien McDevitt, Ph.D.